TRANSITION SERVICES AGREEMENT

   This Transition Services Agreement ("Agreement") is made and entered into effective the 2nd day of September, 2004 by and between LABONE, INC. ("LabOne") and JOHN W. MCCARTY ("Employee");

   WITNESSETH:

   WHEREAS, LabOne and Employee entered into an Employment Agreement dated February 28, 2000 ("Employment Agreement"); and

   WHEREAS, LabOne and Employee have agreed to the terms of Employee's resignation and the orderly transition of Employee's responsibilities to his successor; and

   WHEREAS, LabOne and Employee intend that this Agreement records their agreement.

   NOW, THEREFORE, in consideration of the promises herein contained, LabOne and the Employee agree as follows:

   1.   Effective Date of Termination. The effective time and date of Employee's resignation shall be midnight, March 31, 2005, or earlier in accordance with the provisions of paragraph 7 hereof ("Resignation Effective Date").

   2.   Resignation of Offices; Duties and Responsibilities. Employee resigns all offices held by Employee with LabOne and its affiliates effective as of the Resignation Effective Date. From the date of this Agreement through the Resignation Effective Date ("Term"), Employee shall (a) perform effectively all tasks and responsibilities as Chief Financial Officer of LabOne and its affiliates, including but not limited to direction and oversight of their financial activities and accounting practices and the nurturing and maintenance of positive relationships within the banking, financial analyst, and investing communities; (b) use his best efforts to retain and preserve for LabOne and its affiliates their relationships with employees, customers, contractors and others having existing or prospective relationships with them, and to protect and maintain the business and goodwill LabOne and its affiliates now enjoy; (c) use his best efforts to complete by December 31, 2004 all documentation, testing and remediation required pursuant to Section 404 of the Sarbanes-Oxley Act for LabOne to then have effective internal controls over financial reporting; and (d) effect an orderly transition of his duties and responsibilities to his successor and/or other persons designated by LabOne. Before and after the Resignation Effective Date, Employee shall not engage in any behavior or act or omit to act in any manner which has or tends to have the effect of disparaging LabOne, its affiliates or their management to their employees or any third party. Before and after the Resignation Effective Date, LabOne shall not engage in any behavior or act or omit to act in any manner which has or tends to have the effect of disparaging Employee to any third party.

   3.   Continuation of Employment Agreement; Additional Transition Terms.

      (a)   General. Except as otherwise provided herein, the Employment Agreement will terminate as of the Resignation Effective Date and be of no further force or effect.

      (b)   Compensation; Additional Payments. Employee's current monthly base salary of $18,750 per month ("Base Amount") shall continue during the Term. Beginning in the month immediately following the month in which the Resignation Effective Date occurs, and continuing monthly thereafter for an aggregate of twelve months, LabOne shall pay the Base Amount to Employee; provided, however, that such payments are conditioned upon Employee's continued satisfaction of his post-employment obligations under this Agreement and the Employment Agreement. In addition, provided that Employee has performed his obligations under this Agreement and the Employment Agreement, (i) on the Resignation Effective Date, Employee will receive payment for four (4) weeks of unused vacation and (ii) when paid by LabOne to all other participants and without regard to whether or not such payment occurs prior to the Resignation Effective Date, Employee will receive his portion of the 2004 Management Incentive Plan payout.

      (c)   Accelerated Vesting of Stock Options. Employee's LabOne stock option for 20,000 shares that is scheduled to vest on May 27, 2005 shall vest on the Resignation Effective Date. If the Resignation Effective Date occurs prior to February 27, 2005, Employee's LabOne stock option for 4,000 shares that is scheduled to vest on February 27, 2005 also shall vest on the Resignation Effective Date (in either event such option or options shall constitute the "Accelerated Vesting Options"). Employee may not exercise Accelerated Vesting Options prior to the anniversary of the Resignation Effective Date, and such right to exercise shall continue thereafter for 180 days. If LabOne undergoes a "Change of Control" as that term is defined in Employee's Stock Option Agreement[s] governing the Accelerated Vesting Options ("Option Agreement"), Employee may exercise the Accelerated Vesting Options prior to the anniversary of the Resignation Effective Date in accordance with the Option Agreement. If Employee fails to comply with the terms and conditions of this Agreement, including the post-termination obligations described in this Agreement and the Employment Agreement, the Accelerated Vesting Options shall be automatically cancelled and of no further force or effect. The terms of the Option Agreement will be amended to reflect the terms of this paragraph 3(c) and of the immediately following paragraph 3(d).

(d)   Exercise of Options; Sale of Shares. Employee agrees that he will not sell or otherwise transfer, directly or indirectly, LabOne common stock or any interest therein or with respect thereto ("Transfer"), except (i) Employee may Transfer up to 45,123 shares not sooner than the fourth quarter of 2004; (ii) Employee may Transfer up to an additional 33,246 shares not sooner than the first quarter of 2005, and (iii) thereafter, Employee's Transfer of shares is not restricted by this Agreement; provided, however, that, all transactions involving LabOne stock or interests therein shall remain subject to applicable State and Federal securities laws and regulations and LabOne plans, policies and procedures. Except as provided in paragraph 3(c) with respect to Accelerated Vesting Options, Employee shall have 180 days following the Resignation Effective Date to exercise his LabOne options that are then vested.

      (e)   Noncompetition and Nonsolicitation. Employee acknowledges his continuing obligations pursuant to paragraph 11 of the Employment Agreement and agrees to fulfill the requirements of said paragraph 11 of the Employment Agreement for a period of two (2) years following the Resignation Effective Date.

      (f)   Confidentiality, Inventions and Property. Employee acknowledges his continuing obligations pursuant to paragraphs 9 and 10 of the Employment Agreement and agrees to continue hereafter to fulfill the requirements of said paragraphs of the Employment Agreement. To the extent Employee may have not already done so, he hereby: (i) assigns, transfers and conveys all of his right, title and interest in and to any and all Inventions (as defined in paragraph 8 of the Employment Agreement) to LabOne, which Inventions shall become and remain the sole and exclusive property of LabOne. Immediately upon the request of LabOne or on the Resignation Effective Date if LabOne has not made a request, Employee shall return to LabOne all of its property in his possession, including (but not limited to) computers and other equipment, credit and debit cards, phones, files, correspondence, notes, recordings, marketing and other brochures, client information and other original materials and copies thereof, in whatever format, pertaining to any aspect of the business of LabOne. In addition, at such time any information stored or contained in computers or computer equipment, or accessible thereby, which is owned by or pertains to LabOne or its affiliates shall be returned to LabOne and all disks, back-ups or copies thereof in the possession of Employee shall be returned to LabOne.

      (g)   Judicial Relief. LabOne and Employee agree that the provisions of paragraph 12 of the Employment Agreement continue in full force and effect and are not terminated by this Agreement.

   4.   Effect of Agreement on Rights Under Certain Plans. This Agreement shall not alter any right Employee has as of the Resignation Effective Date under LabOne's Profit Sharing 401(K) Plan, Pension Plan, Medical Benefits Plan or, except as specifically provided in this Agreement, the Stock Option Agreements between LabOne and Employee. Payments made to Employee pursuant to paragraph 3(b) of this Agreement (except those payments described in the first sentence of that paragraph) shall not be considered compensation for purposes of the Pension Plan and the Profit Sharing 401(K) Plan. LabOne acknowledges that Employee's interests under the Pension Plan and the Profit Sharing 401(K) Plan are vested.

   5.   Communications. Employee acknowledges that he has been privy to attorney-client communications concerning LabOne's business and legal affairs. Employee agrees never to voluntarily disclose to anyone any advice, recommendation or work product of any of LabOne's attorneys without having first received a writing from LabOne authorizing any such disclosure. Employee further agrees to give LabOne prompt written notice in order to permit LabOne to seek injunctive relief to protect its interests in the event of any attempt by a third party to require any communication, disclosure or act by Employee which Employee is prohibited by the foregoing from making or doing voluntarily.

   6.   Release. Employee hereby releases and discharges LabOne, its affiliates and subsidiaries, and their respective officers, directors, agents, employees, representatives, successors and assigns, from and against any and all demands, claims, causes of actions, sums due (except for those provided herein), damages, costs and expenses, related to or arising out of the Employment Agreement, Employee's employment, and any act or omission of LabOne, its subsidiaries and other affiliates, or their respective officers, directors, agents, employees or representatives that occurred or arose prior to the date hereof or that occurs or arises during the Term, INCLUDING WITHOUT LIMITATION THOSE ARISING UNDER THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, and all state statutes and regulations prohibiting discrimination, whether such demands, claims or causes of action are presently known or unknown.

   7.   Early Resignation Effective Date. LabOne may, in its sole and absolute discretion, elect to establish a Resignation Effective Date that is prior to March 31, 2005, upon seven (7) days advance written notice to Employee. Furthermore, the Resignation Effective Date shall occur prior to midnight, March 31, 2005, upon (a) the occurrence of Employee's death or disability (as defined in paragraph 13(b) of the Employment Agreement), or (b) for cause which shall include any breach of this Agreement or other agreement between the Employee and LabOne.

   8.   Miscellaneous.

      (a)   Injunctive Relief. LabOne and Employee agree that in the event Employee violates, or threatens to violate, the next to the last sentence of paragraph 2, paragraphs 3(d), 3(e), 3(f) or 5 hereof, LabOne is reasonably likely to suffer irreparable damages which may be difficult or impossible to value in monetary damages and LabOne will therefore be entitled to injunctive relief. LabOne and Employee also agree that in the event LabOne violates, or threatens to violate, the last sentence of paragraph 2 hereof, Employee is reasonably likely to suffer irreparable damages which may be difficult or impossible to value in monetary damages and Employee will therefore be entitled to injunctive relief.

      (b)   Integrated Agreement. This Agreement sets forth the final and complete understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and are superseded by this Agreement. This Agreement may not be amended without the written consent of the parties hereto.

      (c)   Assignment. This Agreement is not assignable by Employee. This Agreement is fully assignable by LabOne and shall bind any successor of LabOne.

      (d)   Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Kansas. All remedies provided for herein are nonexclusive.

   IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

"Employer"

LabOne, Inc.

By: /s/ Joseph C. Benage
      EVP and General Council

"Employee"

/s/ John W. McCarty
      John W. McCarty